Exhibit 10.1

ASSET PURCHASE AGREEMENT
Dated as of December 20, 2005
among
Unica Corporation,
MarketSoft Software Corporation
and
Robert G. Hiss,
as Stockholder Representative

ii

Exhibits
Exhibit A.	Form of Escrow Agreement
Exhibit B.	Form of Bill of Sale
Exhibit C.	Form of Trademark Assignment
Exhibit D.	Form of Instrument of Assumption
Exhibit E.	Form of Opinion of Seller’s Counsel
Exhibit F.	Form of Opinion of Buyer’s Counsel

Schedules
Schedule 1.1(a).	Acquired Maintenance Renewals
Schedule 1.1(b).	Excluded Assets
Schedule 6.9(a).	Transferred Employees
Schedule 6.9(b).	Summary of Payments
Schedule 6.9(c).	COBRA Employees
Disclosure Schedule

iii

     This Asset Purchase Agreement (this “Agreement”) is entered into as of December 20, 2005 among Unica Corporation, a Delaware corporation (the “Buyer”), MarketSoft Software Corporation, a Delaware corporation (the “Seller”), and Robert G. Hiss, as Stockholder Representative.
     This Agreement contemplates a transaction in which the Buyer will purchase substantially all of the assets and assume certain of the liabilities of the Seller.
     Certain capitalized terms used in this Agreement have the meanings ascribed to them in Article IX.
     In consideration of the representations, warranties and covenants herein contained, the Buyer and the Seller agree as follows.
ARTICLE I. THE ASSET PURCHASE
     1.1. Purchase and Sale of Assets.
     (a) Upon and subject to the terms and conditions of this Agreement, the Buyer shall purchase from the Seller, and the Seller shall sell, transfer, convey, assign and deliver to the Buyer, at the Closing, for the consideration specified below in this Article I, all of the Seller’s right, title and interest in, to and under the Acquired Assets.
     (b) Notwithstanding the provisions of Section 1.1(a), the Acquired Assets shall not include the Excluded Assets.
     1.2. Assumption of Liabilities.
     (a) Upon and subject to the terms and conditions of this Agreement, the Buyer shall assume, promptly perform and discharge in accordance with the terms thereof and otherwise become responsible for, from and after the Closing, the Assumed Liabilities.
     (b) Notwithstanding the provisions of Section 1.2(a) or any other provision of this Agreement to the contrary, the Buyer shall not assume or become responsible for, and the Seller shall remain liable for, the Retained Liabilities.
     1.3. Purchase Price.
(a)	The Purchase Price to be paid by the Buyer for the Acquired Assets at the Closing shall be (i) $7,250,000 in cash, such amount to be paid in accordance with the provisions of Section 1.5, and (ii) the assumption and the performance of the Assumed Liabilities.

(b)	The Purchase Price shall be subject to decrease by the Purchase Price Adjustment at the time of the Closing. The Purchase Price Adjustment shall equal the aggregate amount of payments received by the Seller prior to the Closing with respect to the maintenance renewals set forth on Schedule 1.1(a) hereto.
     1.4. Escrow. At the Closing, $1,925,000 of the Purchase Price payable by the Buyer at the Closing shall be paid by the Buyer to the Escrow Agent for the following purposes:
(a)	$800,000 shall be held by the Escrow Agent for the purpose of securing the indemnification obligations of the Seller set forth in this Agreement (“Indemnification Escrow Amount”); and

(b)	$1,125,000 shall be held by the Escrow Agent in accordance with Section 6.3 (the “M&T Escrow Amount”).
The Escrow Agent shall hold the Escrow Fund under the Escrow Agreement pursuant to the terms of the Escrow Agreement. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement. The Escrow Agreement shall provide that the amounts deposited pursuant to clauses (a) and (b) above shall be held in the Escrow Fund in separate accounts and shall not be intermingled.
     1.5. The Closing.
     (a) The Closing shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP in Boston, Massachusetts (or remotely via the exchange of documents and signatures) commencing at 9:00 a.m., local time, on the Closing Date. All transactions at the Closing shall be deemed to take place simultaneously, and no transaction shall be deemed to have been completed and no documents or certificates shall be deemed to have been delivered until all other transactions are completed and all other documents and certificates are delivered.
     (b) At the Closing:
(i)	the Seller shall deliver to the Buyer the various certificates, instruments and documents referred to in Section 5.1;

(ii)	the Buyer shall deliver to the Seller the various certificates, instruments and documents referred to in Section 5.2;

(iii)	the Seller shall execute and deliver to the Buyer a bill of sale in substantially the form attached hereto as Exhibit B, one or more trademark assignments in substantially the form attached hereto as Exhibit C, and such other instruments of conveyance as the Buyer may reasonably request in order to effect the sale, transfer, conveyance and assignment to the Buyer of valid ownership of the Acquired Assets;

(iv)	the Buyer shall execute and deliver to the Seller an instrument of assumption in substantially the form attached hereto as Exhibit D and such other instruments as the Seller may reasonably request in order to effect the assumption by the Buyer of the Assumed Liabilities;

(v)	the Buyer shall pay to the Seller, by wire transfer to an account designated by the Seller, a total of $5,325,000, which shall represent the Purchase Price set forth in Section 1.3 less the amount to be deposited in escrow pursuant to Section 1.4;

(vi)	the Buyer shall pay to the Seller, by wire transfer to an account designated by the Seller, a total of $28,030 for the payment of costs and expenses incurred by the Seller in connection with the preparation, in compliance with Regulation S-X promulgated by the Securities and Exchange Commission, and delivery of the audited balance sheets and statements of income, changes in stockholders’ equity and cash flows, including the footnotes thereto, of the Seller as of, and for the fiscal years ended, June 30, 2004 and 2005, which payment shall be subject to the Buyer’s rights of set-off set forth in Section 6.10(b);

(vii)	the Buyer, the Seller, the Stockholder Representative and the Escrow Agent shall execute and deliver the Escrow Agreement and the Buyer shall deposit a total of $1,925,000 with the Escrow Agent in accordance with Section 1.4; and

(viii)	the Seller shall deliver to the Buyer, or otherwise put the Buyer in possession and control of, all of the Acquired Assets of a tangible nature.
     1.6. Allocation. For Tax and financial accounting purposes, the Buyer intends to obtain a third-party appraisal of the Acquired Assets (the “Appraisal”). Within thirty days following the finalization of the Appraisal, the Buyer shall prepare and deliver to the Seller an allocation schedule allocating for Tax purposes the Purchase Price and Assumed Liabilities (and all other capitalizable costs) among the Acquired Assets. Such allocation schedule shall be prepared in accordance with the Appraisal and the rules under Section 1060 of the Code and the Treasury Regulations promulgated thereunder, and any comparable provisions of state, local or other Tax law. The Buyer and the Seller shall use good faith efforts to resolve any dispute regarding the preparation of the allocation schedule. Except to the extent otherwise required by applicable laws, the Buyer and the Seller will make all Tax Returns, reports, forms, declarations, claims and other statements in a manner consistent with the allocation schedule and will not make any inconsistent statement or adjustment on any returns or during the course of any Tax audit.
     1.7. Further Assurances. At any time and from time to time after the Closing, at the request of the Buyer and without further consideration, the Seller shall execute and deliver such other instruments of sale, transfer, conveyance and assignment and take such actions as the Buyer may reasonably request to more effectively transfer, convey and assign to the Buyer, and to confirm the Buyer’s rights to, title in and ownership of, the Acquired Assets and to place the Buyer in actual possession and operating control thereof.
     1.8. Withholding Obligations. Each of the Buyer and the Escrow Agent shall be entitled to deduct and withhold from the consideration otherwise payable to the Seller pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of any such payment under the Code or any other applicable Tax law. To the extent that amounts are so withheld by the Buyer or the Escrow Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Seller.
     1.9. Stockholder Representative. The Stockholder Representative shall, by virtue of the adoption of this Agreement and the resolutions adopted by the stockholders of the Seller with respect to the appointment of the Stockholder Representative, be irrevocably appointed attorney-in-fact and authorized and empowered (with full power of substitution in the premises) to (a) act for an on behalf of any and all of the stockholders of the Seller in connection with the indemnity provisions of Article VII as they relate to the Seller’s stockholders generally, the Escrow Agreement, the notice provisions of this Agreement and such other matters as are reasonably necessary for the consummation of the transactions contemplated hereby, including to act as the representative of the Seller’s stockholders to review and authorize all setoffs, claims and other payments authorized or directed by the Escrow Agreement and dispute or question the accuracy thereof, to compromise on their behalf with the Buyer any claims asserted thereunder and to authorize payments to be made with respect thereto,(b) exercise any and all rights of the Seller under this Agreement following the Closing and (c) take such further actions as are authorized in this Agreement. The Buyer and the Seller hereby agree that the exercise of any rights by the Stockholder Representative pursuant to clause (b) of the preceding sentence shall have the same effect as if such rights had been exercised by the Seller. The Stockholder Representative shall not be liable to the Buyer, the Seller, any stockholder of the Seller or any other person with respect to any action taken or omitted to be taken by the Stockholder Representative under or in connection with this Agreement or the Escrow Agreement unless such action or omission results from or arises out of fraud, gross negligence, willful misconduct or bad faith on the part of the Stockholder Representative. The stockholders of the Seller shall severally indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, liability or expense incurred without fraud, gross negligence, willful misconduct or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the duties of the Stockholder Representative hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative. The Buyer and its Affiliates shall be entitled to rely on such appointment and treat the Stockholder Representative as the duly appointed attorney-in-fact of each stockholder of the Seller. Each stockholder of the Seller who votes to approve this Agreement, by such vote, without any further action, confirms such appointment and authority and acknowledges and agrees that such an appointment is irrevocable and coupled with an interest, it being understood that the willingness of the Buyer to enter into this Agreement is based in part on the appointment of the Stockholder Representative to act on behalf of the stockholders of the Seller.
ARTICLE II. REPRESENTATIONS AND WARRANTIES OF THE SELLER
     The Seller represents and warrants to the Buyer that, except as set forth in the Disclosure Schedule (as defined below), the statements contained in this Article II are true and correct as of the date of this Agreement except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). The Disclosure Schedule (the “Disclosure Schedule”) shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II, and shall qualify the representations and warranties set forth in such sections and subsections regardless of whether or not such sections or subsections (i) explicitly make reference to the Disclosure Schedule or (ii) are otherwise qualified by a reference to the Disclosure Schedule. Furthermore, the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Article II only to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. For purposes of this Article II, the phrase “to the knowledge of the Seller” or any phrase of similar import shall be deemed to refer to the actual knowledge of any of the Seller Officers, as well as any other knowledge that any of the Seller Officers would have possessed had they made reasonable inquiry of appropriate employees and agents of the Seller with respect to the matter in question.
     2.1. Organization, Qualification and Corporate Power. The Seller is a corporation duly organized, validly existing, and in corporate good standing under the laws of the State of Delaware. The Seller is duly qualified to conduct business and is in corporate good standing under the laws of each jurisdiction listed in Section 2.1 of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the Seller’s businesses or the ownership or leasing of its properties requires such qualification, except for those jurisdictions in which the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Seller MAE. The Seller has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Seller has furnished or otherwise made available to the Buyer complete and accurate copies of its certificate of incorporation and by-laws. The Seller is not in default under or in violation of any provision of its certificate of incorporation or by-laws.
     2.2. Capitalization. The authorized capital stock of the Seller consists of (a) 40,000,000 shares of common stock, $0.01 par value per share, of which, as of the date of this Agreement, 1,047,252 shares were issued and outstanding and no shares were held in the treasury of the Seller, and (b) 18,256,336 shares of preferred stock, $0.01 par value per share, of which (i) 1,544,240 shares have been designated as Series A redeemable convertible preferred stock, all of which, as of the date of this Agreement, were issued and outstanding, (ii) 2,019,744 shares have been designated as Series B redeemable convertible preferred stock, all of which, as of the date of this Agreement, were issued and outstanding, (iii) 241,117 shares have been designated as Series C redeemable convertible preferred stock, of which, as of the date of this Agreement, 183,778 shares were issued and outstanding, (iv) 5,746,834 shares have been designated as Series D redeemable convertible preferred stock, all of which, as of the date of this Agreement, were issued and outstanding, and (v) 5,294,118 shares have been designated as Series E redeemable convertible preferred stock, of which, as of the date of this Agreement, 4,090,895 shares were issued and outstanding.
     2.3. Authorization of Transaction. The Seller has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery by the Seller of this Agreement and the performance by the Seller of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of the Seller. Without limiting the generality of the foregoing, the Board of Directors of the Seller, at a meeting duly called and held, by the unanimous vote of all directors determined that the sale of assets contemplated by this Agreement is expedient and in the best interests of the Seller, approved this Agreement in accordance with the Delaware General Corporation Law, directed that such asset sale be submitted to the stockholders of the Seller for their approval, and resolved to recommend that the stockholders of the Seller vote in favor of the approval of such asset sale. The Requisite Stockholder Approval was obtained at a meeting duly called and held or by a written consent duly executed and delivered in accordance with the Delaware General Corporation Law. This Agreement has been duly and validly executed and delivered by the Seller and constitutes, and each of the Ancillary Agreements, upon its execution and delivery by the Seller, will constitute, a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms except to the extent such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting creditors’ rights generally or is subject to general principles of equity.
     2.4. Noncontravention. Neither the execution and delivery by the Seller of this Agreement or the Ancillary Agreements, nor the performance by the Seller of its obligations hereunder or thereunder, will (a) conflict with or violate any provision of the certificate of incorporation or by-laws of the Seller, (b) require on the part of the Seller any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any Person the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Seller is a party or by which the Seller is bound or to which any of its assets is subject, (d) result in the imposition of any Security Interest upon any assets of the Seller or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Seller or any of its properties or assets.
     2.5. No Subsidiaries. The Seller does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture or other business association or entity.
     2.6. Financial Statements. The Seller has provided or otherwise made available to the Buyer the Financial Statements. The Financial Statements have been prepared in accordance with Regulation S-X promulgated by the SEC and with GAAP applied on a consistent basis throughout the periods covered thereby. The Financial Statements fairly present in all material respects the financial condition, results of operations and cash flows of the Seller as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Seller; provided that the Financial Statements referred to in clause (b) of the definition of such term are subject to normal year-end adjustments (which will not be material) and do not include footnotes and other presentation materials required under GAAP.

     2.7. Absence of Certain Changes. Since September 30, 2005, (a) there has occurred no events or developments that, individually or in the aggregate, have had, or could reasonably be expected to have in the future, a Seller MAE, and (b) the Seller has not taken any of the actions set forth in clauses (a) through (p) of Section 4.3.
     2.8. Tax Matters.
     (a) The Seller has filed on a timely basis all material Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects. The Seller has never been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns. The Seller has paid on a timely basis all material Taxes that were due and payable. All material Taxes that the Seller is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.
     (b) The Seller has delivered or otherwise made available to the Buyer complete and accurate copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Seller since June 30, 2001. No examination or audit of any Tax Return of the Seller by any Governmental Entity is currently in progress or, to the knowledge of the Seller, threatened or contemplated. The Seller has not been informed by any jurisdiction that the jurisdiction believes that the Seller was required to file any Tax Return that was not filed. The Seller has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.
     (c) The Seller has not made any payments, is not obligated to make any payments, and is not a party to any agreement that could obligate it to make any payments that may be treated as an “excess parachute payment” under Section 280G of the Code. The Seller does not have any actual or potential liability for any Taxes of any person (other than the Seller) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local or foreign law), or as a transferee or successor, by contract or otherwise. The Seller is not, and has not been, required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).
     (d) None of the assets of the Seller: (i) is “tax-exempt use property” within the meaning of Section 168(h) of the Code; or (ii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.
     (e) The Seller has not undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code.
     2.9. Ownership and Condition of Assets.
     (a) The Seller has good and marketable title to, or in the case of leases or licenses, valid leasehold interests or licenses in, all of the Acquired Assets, free and clear of all Security Interests. Upon execution and delivery by the Seller to the Buyer of the instruments of conveyance referred to in Section 1.5(b)(iii), the Seller shall convey to Buyer good and marketable title to the Acquired Assets owned by the Seller, free and clear of all Security Interests.
     (b) The Acquired Assets (together with the Excluded Assets) are sufficient in all material respects for the conduct of the Seller’s business as presently conducted and constitute all assets used by the Seller in such business.

     (c) Section 2.9(c) of the Disclosure Schedule lists individually all Acquired Assets having a book value greater than $10,000, indicating the cost, accumulated book depreciation (if any) and the net book value of each such fixed asset as of September 30, 2005.
     (d) Each asset that is being transferred to the Buyer as part of the Acquired Assets and that the Seller has possession of pursuant to a lease agreement or other contractual arrangement is in such condition that, upon its return to its lessor or owner under the applicable lease or contract, the obligations of the Seller to such lessor or owner will have been discharged in full.
     2.10. Real Property.
     (a) The Seller does not own any real property.
     (b) Section 2.10(b) of the Disclosure Schedule lists all Leases and lists the term of each Lease and the rent payable thereunder. The Seller has delivered or otherwise made available to the Buyer complete and accurate copies of the Leases. Each Lease is a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms. The Seller is not in breach or violation of, or default under, any Lease, and no event has occurred, is pending or, to the knowledge of the Seller, is threatened, that, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Seller.
     2.11. Intellectual Property.
     (a) Section 2.11(a) of the Disclosure Schedule lists (i) each patent, patent application, copyright registration or application therefor, and trademark, service mark and domain name registration or application therefor of the Seller and (ii) each Customer Deliverable of the Seller.
     (b) The Seller owns or has the right to use all Intellectual Property necessary (i) to use, manufacture, have manufactured, market and distribute the Customer Deliverables and (ii) to operate the Internal Systems. Upon execution and delivery by the Seller to the Buyer of the instruments of conveyance referred to in Section 1.5(b)(iii), each item of Seller Intellectual Property will be owned or available for use by the Buyer immediately following the Closing on substantially similar terms and conditions as it was immediately prior to the Closing. The Seller has taken commercially reasonable measures to protect the proprietary nature of each item of Seller Intellectual Property, and to maintain in confidence all trade secrets and confidential information, that it owns or uses. No other Person has any rights to any of the Seller Intellectual Property owned by the Seller (except pursuant to agreements or licenses specified in Section 2.11(d) of the Disclosure Schedule), and, to the knowledge of the Seller, no Person is infringing, violating or misappropriating any of the Seller Intellectual Property.
     (c) None of the Customer Deliverables, or the marketing, distribution, provision or use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any Person. To the knowledge of the Seller, none of the Internal Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any Person. Section 2.11(c) of the Disclosure Schedule lists each complaint, claim or notice, or written threat thereof, received in writing by the Seller alleging any such infringement, violation or misappropriation; and the Seller has provided or otherwise made available to the Buyer complete and accurate copies of all written documentation in the possession of the Seller relating to each such complaint, claim, notice or threat. The Seller has provided or otherwise made available to the Buyer complete and accurate copies of all written documentation in the Seller’s possession relating to claims or disputes known to the Seller concerning any Seller Intellectual Property.

     (d) Section 2.11(d) of the Disclosure Schedule identifies each license or other agreement pursuant to which the Seller has (i) licensed or distributed, or otherwise granted any rights to any Person with respect to, any Seller Intellectual Property or (ii) agreed to indemnify any Person against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Customer Deliverables.
     (e) Section 2.11(e) of the Disclosure Schedule identifies each item of Seller Intellectual Property that is owned by any Person other than the Seller, and the license or agreement pursuant to which the Seller uses it (excluding off-the-shelf software programs licensed by the Seller pursuant to “shrink wrap” licenses).
     (f) Section 2.11(f) of the Disclosure Schedule lists all Open Source Materials that the Seller currently uses, in any way and describes the manner in which such Open Source Materials have been used by the Seller, including whether and how the Open Source Materials have been modified and/or distributed by the Seller. The Seller has not (i) incorporated any Open Source Materials into, or combined Open Source Materials with, any Customer Deliverables, (ii) distributed Open Source Materials in connection with any Customer Deliverables, or (iii) used Open Source Materials that (with respect to either clause (i) or (ii) above) (A) create, or purport to create, obligations for the Seller with respect to software developed or distributed by the Seller or (B) grant, or purport to grant, to any Person any rights or immunities under intellectual property rights. Without limiting the generality of the foregoing, the Seller has not combined any Open Source Materials with any Customer Deliverables that require, as a condition of such combination, modification or distribution of such Open Source Materials, that other software incorporated into, derived from or distributed with such Open Source Materials be (1) disclosed or distributed in source code form, (2) licensed for the purpose of making derivative works, or (3) redistributable at no charge.
     (g) The Seller has not disclosed the source code for the Software or other confidential information constituting, embodied in or pertaining to the Software to any Person, except pursuant to the agreements listed in Section 2.11(g) of the Disclosure Schedule, and the Seller has taken commercially reasonable measures to prevent disclosure of such source code.
     (h) All of the copyrightable materials (including Software) incorporated in or bundled with the Customer Deliverables have been created by employees of the Seller within the scope of their employment by the Seller or by independent contractors of the Seller who have executed agreements expressly assigning all right, title and interest in such copyrightable materials and the copyrights therein to the Seller. No portion of such copyrightable materials was jointly developed with any third party.
     (i) To the knowledge of the Seller, the Customer Deliverables and the Internal Systems conform in all material respects to the written documentation and specifications therefor.
     2.12. Contracts.
     (a) Section 2.12 of the Disclosure Schedule lists the following agreements to which the Seller is a party as of the date of this Agreement:
(i)	any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for aggregate remaining lease payments in excess of $10,000;

(ii)	any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) that involves more than the sum of

$10,000, (B) that calls for delivery of any products or product functionalities not included in the price list included in Section 2.12 of the Disclosure Schedule, or (C) in which the Seller has granted manufacturing rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain Person;
(iii)	any agreement providing for the payment of royalties by the Seller;

(iv)	any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;

(v)	any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $10,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(vi)	any agreement for the disposition of any significant portion of the assets or business of the Seller (other than sales of products in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the Ordinary Course of Business);

(vii)	any agreement concerning confidentiality or noncompetition with any current or former employee or consultant;

(viii)	any employment or consulting agreement;

(ix)	any agreement involving any current or former officer, director or stockholder of the Seller or an Affiliate thereof;

(x)	any agreement under which the consequences of a default or termination would reasonably be expected to have a Seller MAE;

(xi)	any agreement that contains any provisions requiring the Seller to indemnify any other Person (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business);

(xii)	any agreement purporting to restrict the Seller from operating in any geographic area or from offering products or services of a specified type or to a specified market; and

(xiii)	any other agreement (or group of related agreements) involving more than $25,000.
     (b) The Seller has delivered or otherwise made available to the Buyer a complete and accurate copy of each agreement listed in Section 2.11 or 2.12 of the Disclosure Schedule. With respect to each agreement so listed: (i) the agreement is a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms; (ii) for those agreements to which the Seller is a party, the agreement is assignable by the Seller to the Buyer without the consent or approval of any Person (except as set forth in Section 2.4 of the Disclosure Schedule); and (iii) neither the Seller nor, to the knowledge of the Seller, any other Person, is in material breach or material violation of, or material default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Seller, is threatened, that, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or material default by the Seller or, to the knowledge of the Seller, any other Person under such agreement.
     2.13. Accounts Receivable. All accounts receivable of the Seller reflected on the Most Recent Balance Sheet (other than those paid since such date) are receivables recorded in the Ordinary Course of Business of the Seller, subject to no setoffs or counterclaims and are current and collectible, net of the applicable reserve for bad debts on the Most Recent Balance Sheet. All accounts receivable of the Seller that have arisen since September 30, 2005 have been recorded in the Ordinary Course of Business of the Seller subject to no setoffs or counterclaims and are collectible, net of a reserve for bad debts in an amount proportionate to the reserve shown on the Most Recent Balance Sheet. The Seller has not received any written notice from an account debtor stating that any account receivable in an amount in excess of $10,000 is subject to any contest, claim or setoff by such account debtor.
     2.14. Litigation. There is no Legal Proceeding that is pending or has been threatened in writing against the Seller that (a) seeks either damages in excess of $10,000 or equitable relief other than the Employee Claim or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. To the Seller’s knowledge, there are no judgments, orders or decrees outstanding against the Seller.
     2.15. Warranties. No product or service manufactured, sold, leased, licensed or delivered by the Seller is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (a) the applicable standard terms and conditions of sale or lease of the Seller, which are set forth in Section 2.15 of the Disclosure Schedule, and (b) manufacturers’ warranties for which the Seller has any liability. Section 2.15 of the Disclosure Schedule sets forth the aggregate expenses incurred by the Seller in fulfilling its obligations under its guaranty, warranty, right of return and indemnity provisions during each of the fiscal years and the interim period covered by the Financial Statements.
     2.16. Employees. Section 2.16 of the Disclosure Schedule contains a list of all employees of the Seller, along with the position and the annualized base salary of each such employee. Each current or past employee of the Seller has entered into a confidentiality and assignment of inventions agreement with the Seller, a copy or form of which has previously been delivered or otherwise made available to the Buyer. Section 2.16 of the Disclosure Schedule contains a list of each of the current or past employees of the Seller who is a party to a non-competition agreement with the Seller that has not expired by its terms; copies of such agreements have previously been delivered or otherwise made available to the Buyer. Section 2.16 of the Disclosure Schedule contains a list of all employees of the Seller who are not citizens of the United States. To the knowledge of the Seller, as of the date hereof, no key employee or group of employees has any plans to terminate employment with the Seller (other than for the purpose of accepting employment with the Buyer following the Closing) or not to accept employment with the Buyer. Section 2.16 of the Disclosure Schedule sets forth a summary of the severance policy and practices of the Seller currently in effect.
     2.17. Employee Benefits.
     (a) Section 2.17(a) of the Disclosure Schedule contains a complete and accurate list of all Seller Plans. Complete and accurate copies of (i) all Seller Plans that have been reduced to writing, (ii) written summaries of all unwritten Seller Plans and (iii) if applicable, all related trust agreements and summary plan descriptions, have, in each case, been delivered or otherwise made available to the Buyer. The Seller is not, and has never been, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code).

     (b) Each Seller Plan has been administered in all material respects in accordance with its terms and the Seller has in all material respects met its obligations with respect to each Seller Plan and has made all required contributions thereto. The Seller and each Seller Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including Section 4980B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA).
     (c) To the knowledge of the Seller, there are no Legal Proceedings (except claims for benefits payable in the normal operation of the Seller Plans and proceedings with respect to qualified domestic relations orders) against or involving any Seller Plan or asserting any rights or claims to benefits under any Seller Plan that could give rise to any material liability.
     (d) All the Seller Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Seller Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code. Each Seller Plan that is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date.
     (e) The Seller has never maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.
     (f) At no time has the Seller been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).
     (g) There are no unfunded obligations under any Seller Plan providing benefits after termination of employment to any employee of the Seller (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law.
     (h) No Seller Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.
     (i) Each Seller Plan is amendable and terminable unilaterally by the Seller at any time without liability or expense to the Seller or such Seller Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto).
     (j) Section 2.17(j) of the Disclosure Schedule sets forth the policy of the Seller with respect to accrued vacation, accrued sick time and earned time off and the approximate amount of such liabilities as of the date of this Agreement.
     2.18. Environmental Matters.
     (a) The Seller has complied with all applicable Environmental Laws in all material respects, and has no material liabilities or obligations arising from the release of any Materials of Environmental Concern into the environment. There is no pending or, to the knowledge of the Seller, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Seller. The Seller is a not party to or bound by any court order, administrative order, consent order or other agreement with any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.
     (b) Set forth in Section 2.18(b) of the Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Seller (whether conducted by or on behalf of the Seller or a third party, and whether done at the initiative of the Seller or directed by a Governmental Entity or other third party) that the Seller has possession of or access to. A complete and accurate copy of each such document has been provided or otherwise made available to the Buyer.
     2.19. Legal Compliance. The Seller is currently conducting, and has at all times since July 1, 2003 conducted, its business in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Seller MAE. The Seller has not received any written notice or communication from any Governmental Entity alleging noncompliance with any applicable law, rule or regulation applicable to the Seller.
     2.20. Customers and Suppliers. Section 2.20 of the Disclosure Schedule sets forth a list of (a) each customer that accounted for any portion of the revenues of the Seller since July 1, 2004 and the amount of revenues accounted for by such customer during each of the fiscal years and the interim period covered by the Financial Statements and (b) each supplier that is the sole supplier of any significant product or service to the Seller.
     2.21. Permits. Section 2.21 of the Disclosure Schedule sets forth a list of all material Permits issued to or held by the Seller. Such listed Permits are the only Permits that are required for the Seller to conduct its business as presently conducted. Each such Permit is in full force and effect; the Seller is in compliance with the material terms of each such Permit; and, to the knowledge of the Seller, no suspension or cancellation of such Permit is threatened. Each such Permit is assignable by the Seller to the Buyer without the consent or approval of any Person.
     2.22. Certain Business Relationships With Affiliates. No Affiliate of the Seller (a) owns any property or right, tangible or intangible, that is used in the business of the Seller, (b) has any claim or cause of action against the Seller relating to the conduct of the Seller’s business, or (c) owes any money to, or is owed any money by, the Seller. Section 2.22 of the Disclosure Schedule describes any commercial transactions or relationships between the Seller and any Affiliate thereof that have occurred or have existed since July 1, 2003.
     2.23. Brokers’ Fees. Except with respect to the fees and commissions payable to McNamee Lawrence & Co. LLC in connection with the transactions contemplated by this Agreement, which fees and commissions shall be borne by the Seller, the Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.
     2.24. Books and Records. The minute books and other similar records of the Seller contain complete and accurate records of all actions taken at any meetings of the Seller’s stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Seller accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Seller and have been maintained in all material respects in accordance with good business and bookkeeping practices.

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE BUYER
     The Buyer represents and warrants to the Seller that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as to the Closing as though made as of the Closing.
     3.1. Organization and Corporate Power. The Buyer is a corporation duly organized, validly existing, and in corporate good standing under the laws of the State of Delaware. The Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.
     3.2. Authorization of Transaction. The Buyer has all requisite power and authority to execute and deliver this Agreement and the Escrow Agreement and to perform its obligations hereunder and thereunder. The execution and delivery by the Buyer of this Agreement and the Escrow Agreement and the consummation by the Buyer of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of the Buyer. Without limiting the generality of the foregoing, the Board of Directors of the Buyer, at a meeting duly called and held, by a unanimous vote approved this Agreement in accordance with the Delaware General Corporation Law. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable against it in accordance with its terms except to the extent such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting creditors’ rights generally or is subject to general principles of equity.
     3.3. Noncontravention. Neither the execution and delivery by the Buyer of this Agreement or the Escrow Agreement, nor the performance by the Buyer of its obligations hereunder or thereunder, will (a) conflict with or violate any provision of the certificate of incorporation or by-laws of the Buyer, (b) require on the part of the Buyer any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, except as may be required pursuant to the Securities Exchange Act of 1934, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any Person the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Buyer is a party or by which the Buyer is bound or to which any of its assets is subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation that would not adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which would not adversely affect the consummation of the transactions contemplated hereby, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any of its properties or assets.
ARTICLE IV. PRE-CLOSING COVENANTS
     4.1. Closing Efforts. Each of the Parties shall use its Reasonable Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its Reasonable Best Efforts to ensure that (a) its representations and warranties remain true and correct in all material respects through the Closing Date and (b) the conditions to the obligations of the other Parties to consummate the transactions contemplated by this Agreement are satisfied.
     4.2. Governmental Notices and Consents. Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement.
     4.3. Operation of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing, the Seller shall conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition (subject to normal wear and tear), keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, prior to the Closing, the Seller shall not, without the written consent of the Buyer, which will not be unreasonably withheld, delayed or conditioned:
(a)	issue or sell any stock or other securities of the Seller or any options, warrants or other rights to acquire any such stock or other securities (except pursuant to the conversion or exercise of options, warrants or other convertible securities outstanding on the date hereof);

(b)	declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than the declaration of a cash dividend to be paid at or after the Closing in an amount that shall not cause the Seller to violate the terms of Section 6.2;

(c)	create, incur or assume any indebtedness (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; or make any loans, advances or capital contributions to, or investments in, any other Person;

(d)	take any action in connection with the collection of receivables or the payment of payables that is not consistent with past practice;

(e)	enter into any contract or agreement to assume, or otherwise agree to or assume, any obligation in excess of $25,000;

(f)	enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 2.17(k) or (except for normal increases in the Ordinary Course of Business for employees who are not Affiliates) materially increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees in excess of $10,000 (except for existing payment obligations listed in Section 2.17 of the Disclosure Schedule) or hire any new officers or (except in the Ordinary Course of Business) any new employees;

(g)	acquire, sell, lease, license or dispose of any assets or property, other than purchases, sales, licenses or dispositions of assets or property in the Ordinary Course of Business;

(h)	mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;

(i)	discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

(j)	amend its certificate of incorporation or by-laws in a manner that could have an adverse effect on the transactions contemplated by this Agreement;

(k)	change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP, or make any new elections, or changes to any current elections, with respect to Taxes that affect the Acquired Assets;

(l)	enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any contract or agreement of a nature required to be listed in Section 2.10(b), 2.11 or 2.12 of the Disclosure Schedule;

(m)	make or commit to make any capital expenditures in excess of $10,000 per item or $25,000 in the aggregate;

(n)	institute or settle any Legal Proceeding other than the Employee Claim;

(o)	take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Seller set forth in this Agreement becoming untrue or (ii) any of the conditions to the Closing set forth in Article V not being satisfied; or

(p)	agree in writing or otherwise to take any of the foregoing actions.
     4.4. Access to Information. The Seller shall permit representatives of the Buyer to have full access (at all reasonable times during the Seller’s normal business hours, and in a manner so as not to interfere with the normal business operations of the Seller) to all premises, properties, financial, tax and accounting records (including the work papers of the Seller’s independent accountants), contracts, other records and documents, and personnel, of or pertaining to the Seller for the purpose of performing such inspections and tests as the Buyer reasonably determines to be necessary or appropriate.
     4.5. Exclusivity.
     (a) The Seller shall not, and the Seller shall require each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any Person (other than the Buyer) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Seller, (ii) furnish any non-public information concerning the business, properties or assets of the Seller to any Person (other than the Buyer) or (iii) engage in discussions or negotiations with any Person (other than the Buyer) concerning any such transaction.
     (b) If the Seller receives any inquiry, proposal or offer of the nature described in paragraph (a) above, the Seller shall, within one business day after such receipt, notify the Buyer of such inquiry, proposal or offer and the material terms of such inquiry, proposal or offer.
     4.6. Bulk Transfers Laws. The Buyer and the Seller each hereby waive compliance with the provisions of any and all applicable bulk transfers statutes that may be applicable to the transfer of the Acquired Assets under this Agreement (subject to the indemnity provided for in Sections 7.1 and Section 7.2).
     4.7. FIRPTA Affidavit. At or prior to the Closing, the Seller shall have delivered to the Buyer a certificate, duly completed and executed pursuant to Section 1.1445-2(b)(2) of the Treasury Regulations,

certifying that the Seller is not a “foreign person” within the meaning of Section 1445 of the Code (the “FIRPTA Affidavit”); provided that if the FIRPTA Affidavit required under this Section 4.7 is not provided, the Buyer may withhold any required Taxes as provided in Section 1.8 of this Agreement.
ARTICLE V. CONDITIONS TO CLOSING
     5.1. Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the transactions contemplated by this Agreement to be consummated at the Closing is subject to the satisfaction of the following additional conditions:
(a)	the representations and warranties of the Seller set forth in the first sentence of Section 2.1 and in Section 2.3 and any representations and warranties of the Seller set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Seller set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);

(b)	the Seller shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(c)	no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation or (iii) materially and adversely affect the right of the Buyer to own, operate or control any of the Acquired Assets, or to conduct the business of the Seller as currently conducted, following the Closing, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(d)	the Seller shall have delivered to the Buyer the Seller Certificate;

(e)	the Seller shall have delivered to the Buyer an update, as of the date prior to the Closing Date, of each list contained in the Disclosure Schedule that lists or describes Acquired Assets;

(f)	the Seller shall have delivered to the Buyer documents evidencing the release or termination of all Security Interests on the Acquired Assets, and copies of filed UCC termination statements with respect to all UCC financing statements evidencing Security Interests, other than Security Interests which are listed in Section 2.9 of the Disclosure Schedule under the heading “Permitted Security Interests”;

(g)	the Buyer shall have received the written consent of Lexington Corporate Center Associates, LLC to the assignment by the Seller to the Buyer of the Lease dated December 2, 1999 between the Seller and Lexington Corporate Center Associates, LLC;

(h)	the Buyer shall have received from the Seller the FIRPTA Affidavit;

(i)	the Buyer shall have received from counsel to the Seller an opinion in substantially the form attached hereto as Exhibit E, addressed to the Buyer and dated as of the Closing Date; and

(j)	the Buyer shall have received such other certificates and instruments (including certificates of good standing of the Seller in Delaware and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.
     5.2. Conditions to Obligations of the Seller. The obligation of the Seller to consummate the transactions contemplated by this Agreement to be consummated at the Closing is subject to the satisfaction of the following additional conditions:
(a)	the representations and warranties of the Buyer set forth in the first sentence of Section 3.1 and in Section 3.2 and any representations and warranties of the Buyer set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Buyer set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);

(b)	the Buyer shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(c)	no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(d)	the Buyer shall have delivered to the Seller the Buyer Certificate;

(e)	the Seller shall have received from counsel to the Buyer an opinion in substantially the form attached hereto as Exhibit F, addressed to the Seller and dated as of the Closing Date; and

(f)	the Seller shall have received such other certificates and instruments (including certificates of good standing of the Buyer in its jurisdiction of organization, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.
ARTICLE VI. POST-CLOSING COVENANTS
     6.1. Proprietary Information. From and after the Closing, the Seller shall not disclose or make use of (except to pursue its rights, under this Agreement or the Ancillary Agreements), and shall use its commercially reasonable efforts to cause all of its Affiliates not to disclose or make use of, any knowledge, information or documents of a confidential nature or not generally known to the public with respect to Acquired Assets or the Seller’s business (including the financial information, technical information or data relating to the Seller’s products and names of customers of the Seller, as well as filings and testimony (if any) presented in the course of any arbitration of a Dispute pursuant to Section 7.3 and the arbitral award and the Arbitrator’s reasons therefor relating to the same), except to the extent that such knowledge, information or documents shall have become public knowledge other than through improper disclosure by the Seller or an Affiliate or that is otherwise required to be disclosed by law, statute, regulation or rule or judicial or governmental order or decree.
     6.2. Cash Holdback.
     (a) Subject to Section 6.2(b) below, from and after the Closing, the Seller shall maintain cash in an amount sufficient to pay all of the Retained Liabilities. Without limiting the foregoing, the Seller agrees, from and after the Closing, to maintain cash in an amount equal to at least the aggregate of the following:
(i)	$56,650 for payment of the Employee Claim;

(ii)	the aggregate amount of payments remaining prior to termination under each of (A) the Lease dated December 24, 2003 between the Seller and IL-Civic Opera Building, LLC and (B) the Lease dated September 19, 2000 between the Seller and BRE/CBL, LLC;

(iii)	the aggregate amount of all outstanding expenses incurred in connection with this Agreement and the transactions contemplated hereby that are to be borne by the Seller pursuant to Section 10.11; and

(iv)	$1,200,000 (the “Reserve Amount”) to secure the indemnification obligations of the Seller set forth in this Agreement that are in excess of the Indemnification Escrow Amount, as contemplated by Article VII.
     (b) Notwithstanding anything to the contrary herein, in the event that any of the liabilities set forth in Section 6.2(a) above has been satisfied in full (which, with respect to the matter described in clause (i) of Section 6.2(a) shall mean payment in full of all amounts required to be paid by the Seller pursuant to a final, binding settlement agreement or a final, non-appealable court or administrative tribunal order or judgment), the amount of cash required to be maintained by the Seller pursuant to Section 6.2(a) shall be decreased by an amount equal to the amount set forth in the applicable provision of Section 6.2(a).
     (c) Notwithstanding anything to the contrary herein (including the provisions of this Section 6.2), the Seller shall have the right to take any and all actions to cause the dissolution and liquidation of the Seller and to take any and all other matters related to the winding up of the Seller, including adopting a plan of complete liquidation and dissolution (or any similar plan) and filing a certificate of dissolution with the Secretary of State of the State of Delaware and other state agencies, as appropriate; provided that no such action shall restrict or limit the Seller’s obligations under this Agreement, including this Section 6.2.
     6.3. M&T Agreement.
     (a) From and after the Closing Date through April 1, 2010, upon receipt by the Buyer and/or any Affiliate thereof of any payments for the license fee portion of the M&T Agreement in effect on the Closing Date, the Buyer shall instruct the Escrow Agent to release to the stockholders of Seller (pursuant to and in accordance with the provisions of the Escrow Agreement), within 30 days of Buyer’s and/or such Affiliate’s receipt of such license fee payments, a portion of the M&T Escrow Amount equal to 50% of the amount of such license fee payment received by the Buyer; provided that the amounts payable to the stockholders of the Seller pursuant to this Section 6.3 shall not exceed the M&T Escrow Amount.

     (b) Notwithstanding anything to the contrary herein, in the event that, on the second anniversary of the Closing Date, the Buyer and/or any Affiliate thereof has received all payments (including license fees maintenance, service and other payments due through the second anniversary of the Closing Date under the M&T Agreement in effect on the Closing Date) through the second anniversary of the Closing Date, the Buyer shall instruct the Escrow Agent to release to the stockholders of Seller (pursuant to and in accordance with the provisions of the Escrow Agreement), within 30 days of the second anniversary of the Closing Date, the amount of the M&T Escrow Amount that has not been otherwise distributed (including accrued but undistributed interest thereon).
     (c) Any portion of the M&T Escrow Amount (including accrued interest thereon) that has not been otherwise distributed as of May 2, 2010 shall be released to the Buyer by the Escrow Agent in accordance with the terms of the Escrow Agreement.
     (d) In connection with the matters contemplated by this Section 6.3, the Buyer acknowledges and agrees that:
     (i) Neither the Buyer nor any Affiliate thereof shall amend, modify, terminate or waive any provision of the M&T Agreement in a manner that would result in the delay, deferral, reduction or elimination of any payment of license fees due under the M&T Agreement as in effect as of the Closing unless the Buyer obtains the prior written consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed.
     (ii) The Buyer shall, in good faith, use commercially reasonable efforts to perform and discharge in all material respects all of its obligations under the M&T Agreement, provided that M&T has performed and discharged in all material respects all of its obligations under the M&T Agreement.
     (e) Any disagreement between the Parties relating to this Section 6.3, the M&T Agreement, the M&T Escrow Amount and payments therefrom shall be resolved as follows:
     (i) The Buyer and the Seller shall first use reasonable efforts to resolve such disagreement; and
     (ii) If the Buyer and the Seller do not resolve such disagreement within 30 days, the Buyer and the Seller shall be submitted to the Arbitrator in accordance with the provisions of Section 7.3(e).
     6.4. Tax Matters. All transfer taxes, deed excise stamps and similar charges related to the sale of the Acquired Assets contemplated by this Agreement shall be borne 50% by the Buyer and 50% by the Seller. The Buyer and the Seller agree to cooperate to file Tax Returns with respect to such taxes and to file any certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce) such taxes.
     6.5. Sharing of Data.
     (a) The Seller shall have the right for a period of seven years following the Closing Date to have reasonable access to such books, records and accounts, including financial and tax information, correspondence, production records, employment records and other records that are transferred to the Buyer pursuant to the terms of this Agreement (whether in paper or electronic format) for the limited purposes of concluding its involvement in the business conducted by the Seller prior to the Closing Date and for complying with its obligations under applicable corporate, securities, tax, environmental, employment or other laws and regulations. The Buyer shall use reasonable efforts to provide to the Seller and its representatives with electronic access to such books, records and accounts retained by the Buyer as the Seller may reasonably request. The Buyer shall have the right for a period of seven years following the Closing Date to have reasonable access to those books, records and accounts, including financial and accounting records (including the work papers of the Seller’s independent accountants), tax records, correspondence, production records, employment records and other records that are retained by the Seller pursuant to the terms of this Agreement (whether in paper or electronic format) to the extent that any of the foregoing is needed by the Buyer for the purpose of conducting the business of the Seller after the Closing and complying with its obligations under applicable corporate, securities, tax, environmental, employment or other laws and regulations. Neither the Buyer nor the Seller shall destroy any such books, records or accounts retained by it without first providing the other with the opportunity to obtain or copy such books, records, or accounts at such other Party’s expense.
     (b) Promptly upon request by the Buyer made at any time following the Closing Date, the Seller shall authorize the release to the Buyer of all files pertaining to the Seller, the Acquired Assets or the business or operations of the Seller held by any federal, state, county or local authorities, agencies or instrumentalities.
     6.6. Use of Name. The Seller shall not use, and shall not permit any Affiliate to use, the name “MarketSoft” or any name reasonably similar thereto after the Closing Date in connection with any business related to, competitive with, or an outgrowth of, the business conducted by the Seller on the date of this Agreement. Within 30 days following the Closing, the Seller shall amend its certificate of incorporation and other corporate records, if necessary, to comply with this provision.
     6.7. Cooperation in Litigation. From and after the Closing Date, each Party shall fully cooperate with each of the Parties in the defense or prosecution of any litigation or proceeding already instituted or that may be instituted hereafter against or by such other Party relating to or arising out of the conduct of the business of the Seller or the Buyer prior to or after the Closing Date (other than litigation among the Parties or their Affiliates arising out the transactions contemplated by this Agreement). The Party requesting such cooperation shall pay the reasonable out-of-pocket expenses incurred in providing such cooperation (including legal fees and disbursements) by a Party providing such cooperation and by its officers, directors, employees, representatives and agents, but shall not be responsible for reimbursing such Party or its officers, directors, employees, representatives and agents, for their time spent in such cooperation.
     6.8. Collection of Accounts Receivable. The Seller agrees that it shall forward promptly to the Buyer any monies, checks or instruments received by the Seller after the Closing Date with respect to the accounts receivable purchased by the Buyer from the Seller pursuant to this Agreement. The Seller shall provide to the Buyer such reasonable assistance as the Buyer may request with respect to the collection of any such accounts receivable, provided the Buyer pays the reasonable out-of-pocket expenses of the Seller and its officers, directors, employees, representatives and agents incurred in providing such assistance. The Seller hereby grants to the Buyer a power of attorney to endorse and cash any checks or instruments payable or endorsed to the Seller or its order that are received by the Buyer and that relate solely to the accounts receivable purchased by the Buyer from the Seller hereunder.
     6.9. Employees; Benefits.
     (a) Effective as of the Closing, each of the Seller’s employees designated on Schedule 6.9(a) attached hereto (which may be updated prior to the Closing by the mutual agreement of the Buyer and the Seller) shall have resigned or otherwise terminated their employment relationship with the

Seller. The Buyer shall be permitted to offer employment to each such employee, terminable at the will of the Buyer. The Seller hereby consents to the hiring of any such employees by the Buyer.
     (b) The Seller shall be liable for and agrees to pay, in accordance with the Seller’s severance policy and practices set forth on Section 2.16 of the Disclosure Schedule, its accrued vacation payment policies, and any other applicable policies or laws, all costs associated with the termination of employees of the Seller occurring prior to, as of, or after the Closing Date, including all costs associated with or attributable to the Seller’s reduction in force that occurred in July 2005 and the Employee Claim. Notwithstanding the foregoing, the Buyer shall reimburse the Seller for any amounts paid by Seller under the Seller’s severance policy and practices set forth on Schedule 2.16 of the Disclosure Schedule, the severance costs (but not the accrued vacation or other payments) described on Schedule 6.9(b) attached hereto that are associated with the Seller’s termination of each employee of the Seller, other than a Seller Officer, to whom (i) the Buyer does not extend an offer of employment prior to the ninetieth day following the Closing Date or (ii) the Buyer extends such an offer of employment but whose employment the Buyer subsequently terminates without cause prior to the ninetieth day following the Closing Date. The aggregate amount payable by the Buyer pursuant to the preceding sentence shall be payable as of the date that is the later of (x) 105 days after the Closing Date and (y) 15 days after the Seller provides the Buyer with a schedule, setting forth in reasonable detail, the computation of the amount payable.
     (c) Buyer shall cause its group health and dental plan to make continuation coverage available to any M&A Qualified Beneficiary (as defined in Treasury Regulation Section 54.4980B-9) who is identified by the Seller in Schedule 6.9(c) as currently receiving or eligible to receive such coverage under Code Section 4980B. Buyer also shall offer group health and dental plan coverage to any employee (and his or her qualified beneficiaries) who is terminated by the Seller on or before the Closing Date and is not hired by the Buyer under the same terms and conditions as if such continued coverage had been required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and in effect; provided, that any such continued coverage will be made available at the sole cost and expense of such employee or qualified beneficiary.
     6.10. Lexington Office.
     (a) From and after the Closing until December 31, 2005, the Buyer shall allow Mark Solitro to continue to occupy the office occupied by Mr. Solitro in the Lexington Office immediately prior to the Closing. Such access shall be provided to Mr. Solitro during the Buyer’s regular business hours and, with the prior consent of the Buyer, after regular business hours. The Buyer shall provide no facilities or services to Mr. Solitro other than office furniture and computer equipment in the manner and to the degree used by Mr. Solitro in his capacity as an employee of the Seller immediately prior to the Closing, electricity, telephone, email access and Internet access. Mr. Solitro shall be subject to and comply with all reasonable security procedures established by the Buyer. The Seller agrees to indemnify and hold harmless the Buyer for any damages caused by Mr. Solitro during such access.
     (b) The Buyer shall pay to Lexington Corporate Center Associates, LLC the rental fees due for the period of December 1, 2005 through and including December 31, 2005 pursuant to the terms of the Lease dated December 2, 1999 between the Seller and Lexington Corporate Center Associates, LLC. The Seller shall be liable to the Buyer for the amount of such rental fees that are attributable to the period from December 1, 2005 through and including the Closing Date, and the Buyer shall be entitled to reduce the amount of the payment made by the Buyer to the Seller pursuant to Section 1.5(b)(vi) to satisfy such liability of the Seller. In addition, the Buyer shall pay any and all utility fees and expenses for electricity, gas, sewer and water for the month of December 2005 with respect to the premises subject to the Lease. The Seller shall be liable to the Buyer for $4,667 of such fees and expenses, and the Buyer shall be entitled to reduce the amount of the payment made by the Buyer to the Seller pursuant to Section 1.5(b)(vi) to satisfy such liability of the Seller
ARTICLE VII. INDEMNIFICATION
     7.1. Indemnification by the Seller. The Seller shall indemnify the Buyer in respect of, and hold the Buyer harmless against, Damages incurred or suffered by the Buyer or any Affiliate thereof resulting from, relating to or constituting:
(a)	any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Seller contained in this Agreement, any Ancillary Agreement or any other agreement or instrument furnished by the Seller to the Buyer pursuant to this Agreement;

(b)	any failure to perform any covenant or agreement of the Seller contained in this Agreement, any Ancillary Agreement or any agreement or instrument furnished by the Seller to the Buyer pursuant to this Agreement;

(c)	any Retained Liabilities; or

(d)	the failure of the Buyer and the Seller, in connection with the sale of the Acquired Assets by the Seller to the Buyer pursuant to this Agreement, to comply with, and obtain for the Buyer the benefits afforded by compliance with, any applicable bulk transfers laws; provided that the Seller shall not be obligated to indemnify the Buyer in respect of any such failure to the extent such failure is attributable to inaccurate information provided in writing by the Buyer to the Seller.
     7.2. Indemnification by the Buyer. The Buyer shall indemnify the Seller in respect of, and hold it harmless against, any and all Damages incurred or suffered by the Seller or any Affiliate thereof resulting from, relating to or constituting:
(a)	any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Buyer contained in this Agreement, any Ancillary Agreement or any other agreement or instrument furnished by the Buyer to the Seller pursuant to this Agreement;

(b)	any failure to perform any covenant or agreement of the Buyer contained in this Agreement, any Ancillary Agreement or any other agreement or instrument furnished by the Buyer to the Seller pursuant to this Agreement;

(c)	any Assumed Liabilities; or

(d)	the failure of the Buyer and the Seller, in connection with the sale of the Acquired Assets by the Seller to the Buyer pursuant to this Agreement, to comply with, and obtain for the Buyer the benefits afforded by compliance with, any applicable bulk transfers laws; provided that the Buyer shall not be obligated to indemnify the Seller in respect of any such failure to the extent such failure is attributable to inaccurate information provided in writing by the Seller to the Buyer.

     7.3. Indemnification Claims.
     (a) An Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any Third Party Action. Such notification shall be given within 20 days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed damages; provided that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third Party Action constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article VII and (B) the ad damnum is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this Article VII and (ii) the Indemnifying Party may not assume control of the defense of a Third Party Action involving criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense. The Non-controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading that may have been served on such Party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise reasonably cooperate with and assist the Controlling Party in the defense of such Third Party Action. The fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (i) the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 7.3(a) or (ii) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, after consulting with legal counsel that is reasonably satisfactory to the Indemnifying Party, that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Action. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.
     (b) In order to seek indemnification under this Article VII, an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party. If the Indemnified Party is the Buyer and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party shall also deliver a copy of the Claim Notice to the Escrow Agent.
     (c) Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed

Amount, by check or by wire transfer; provided that if the Indemnified Party is the Buyer and is seeking to enforce such claim from the Indemnification Escrow Amount pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both the Indemnified Party and the Indemnifying Party instructing the Escrow Agent to disburse from the Indemnification Escrow Amount the Claimed Amount to the Buyer), (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer; provided that if the Indemnified Party is the Buyer and is seeking to enforce such claim from the Indemnification Escrow Amount pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both the Indemnified Party and the Indemnifying Party instructing the Escrow Agent to disburse from the Indemnification Escrow Amount the Agreed Amount to the Buyer) or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount.
     (d) During the 30-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 30-day period, the Indemnifying Party and the Indemnified Party shall discuss in good faith the submission of the Dispute to binding arbitration, and if the Indemnifying Party and the Indemnified Party agree in writing to submit the Dispute to such arbitration, then the provisions of Section 7.3(e) shall become effective with respect to such Dispute. The provisions of this Section 7.3(d) shall not obligate the Indemnifying Party and the Indemnified Party to submit to arbitration or any other alternative dispute resolution procedure with respect to any Dispute, and in the absence of an agreement by the Indemnifying Party and the Indemnified Party to arbitrate any Dispute, such Dispute shall be resolved in a state or federal court sitting in the Commonwealth of Massachusetts, in accordance with Section 10.12. If the Indemnified Party is the Buyer and is seeking to enforce the claim that is the subject of the Dispute pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, arbitration, judicial decision or otherwise), a written notice executed by both the Indemnified Party and the Indemnifying Party instructing the Escrow Agent as to what (if any) portion of the Indemnification Escrow Amount shall be disbursed to the Buyer and/or the Seller (which notice shall be consistent with the terms of the resolution of the Dispute).
     (e) If, as set forth in Section 7.3(d), the Indemnified Party and the Indemnifying Party agree to submit any Dispute to binding arbitration, the arbitration shall be conducted by a single arbitrator (the “Arbitrator”) in accordance with the Commercial Rules in effect from time to time and the following provisions.
     (i) In the event of any conflict between the Commercial Rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling.
     (ii) The Indemnified Party and the Indemnifying Party shall commence the arbitration by jointly filing a written submission with the Boston, Massachusetts office of the AAA in accordance with Commercial Rule 5 (or any successor provision).
     (iii) No depositions or other discovery shall be conducted in connection with the arbitration.

     (iv) Not later than 30 days after the conclusion of the arbitration hearing, the Arbitrator shall prepare and distribute to the Indemnified Party and the Indemnifying Party a writing setting forth the arbitral award and the Arbitrator’s reasons therefor. Any award rendered by the Arbitrator shall be final, conclusive and binding upon the Indemnified Party and the Indemnifying Party, and judgment thereon may be entered and enforced in any court of competent jurisdiction (subject to Section 10.12), provided that the Arbitrator shall have no power or authority to grant injunctive relief, specific performance or other equitable relief.
     (v) The Arbitrator shall have no power or authority, under the Commercial Rules or otherwise, to (x) modify or disregard any provision of this Agreement, including the provisions of this Section 7.3(e), or (y) address or resolve any issue not submitted by the Indemnified Party and the Indemnifying Party.
     (vi) In connection with any arbitration proceeding pursuant to this Agreement, each of the Indemnified Party and the Indemnifying Party shall bear its own costs and expenses, except that the fees and costs of the AAA and the Arbitrator, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrator may determine to be directly related to the conduct of the arbitration and appropriately borne jointly by the Indemnified Party and the Indemnifying Party (which shall not include any attorneys’ fees or costs, witness fees (if any), costs of investigation and similar expenses of either the Indemnified Party or the Indemnifying Party) shall be shared equally by the Indemnified Party and the Indemnifying Party.
     7.4. Survival of Representations and Warranties. All representations and warranties that are covered by the indemnification agreements in Section 7.1(a) and Section 7.2(a) shall (a) survive the Closing and (b) shall expire on the first anniversary of the Closing Date. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or an Expected Claim Notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of any claims arising from or related to the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn, resolved in favor of the Indemnified Party or is otherwise resolved for an amount less than the amount specified in such Expected Claim Notice, the Indemnified Party shall promptly so notify the Indemnifying Party; and if the Indemnified Party has delivered a copy of the Expected Claim Notice to the Escrow Agent and a portion of the Indemnification Escrow Amount has been retained in escrow after the Termination Date (as defined in the Escrow Agreement) with respect to such Expected Claim Notice, the Indemnifying Party and the Indemnified Party shall promptly deliver to the Escrow Agent a written notice executed by both the Indemnified Party and the Indemnifying Party instructing the Escrow Agent to disburse such retained funds to the Seller in accordance with the terms of the Escrow Agreement. The rights to indemnification set forth in this Article VII shall not be affected by (i) any investigation conducted by or on behalf of an Indemnified Party or any knowledge acquired (or capable of being acquired) by an Indemnified Party, whether before or after the date of this Agreement or the Closing Date, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder or (ii) except as otherwise provided in Sections 7.1 and 7.2, any waiver by an Indemnified Party of any closing condition relating to the accuracy of any representations and warranties or the performance of or compliance with agreements and covenants.

     7.5. Limitations.
     (a) Notwithstanding anything to the contrary herein, absent fraud on the part of the Seller, (i) the aggregate liability of the Seller for Damages under Sections 7.1(a) and (b) shall not exceed $2,000,000 and (ii) the Seller shall be not be liable under Sections 7.1(a) and (b) unless and until the aggregate Damages for which it would otherwise be liable under Sections 7.1(a) and (b) exceed $100,000 (at which point the Seller shall become liable for the aggregate Damages under Sections 7.1(a) and (b), and not just amounts in excess of $100,000); provided that the limitations set forth in clauses (i) and (ii) of this sentence shall not apply to a claim pursuant to Section 7.1(a) relating to a breach of the covenants set forth in Section 6.2(a). Notwithstanding anything to the contrary herein, the liability of the Seller for Damages under Sections 7.1(a) and (b) shall expire and be of no further force and effect as of the first anniversary of the Closing Date; provided that the Seller has paid to the Buyer all such Damages required to be paid to the Buyer as of such date. For purposes solely of this Article VII, all representations and warranties of the Seller in Article II (other than Section 2.7) shall be construed as if the term “material” and any reference to “Seller MAE” (and variations thereof) were omitted from such representations and warranties.
     (b) Notwithstanding anything to the contrary herein, absent fraud on the part of the Buyer, (i) the aggregate liability of the Buyer for Damages under Sections 7.2(a) and (b) shall not exceed $2,000,000, (ii) the Buyer shall be not be liable under Sections 7.2(a) and (b) unless and until the aggregate Damages for which it would otherwise be liable under Sections 7.2(a) and (b) exceed $100,000 (at which point the Buyer shall become liable for the aggregate Damages under Sections 7.2(a) and (b), and not just amounts in excess of $100,000) and (iii) the liability of the Buyer for Damages under Sections 7.2(a) and (b) shall expire and be of no further force and effect as of the first anniversary of the Closing Date; provided that the Buyer has paid to the Seller all such Damages required to be paid to the Seller as of such date. Notwithstanding the foregoing, the limitations set forth in the previous sentence shall not apply to any amounts that Buyer is required to pay or otherwise reimburse under the terms of this Agreement, including any payments under Section 6.3 and the reimbursements under Section 6.9(b). For purposes solely of this Article VII, all representations and warranties of the Buyer in Article III shall be construed as if the term “material” were omitted from such representations and warranties.
     (c) Except with respect to claims based on fraud and claims for equitable relief, after the Closing, the liability of Seller and its Affiliates under this Article VII for Damages, and the rights of the Buyer and its Affiliates to seek indemnification for Damages under this Article VII shall, in each case, be limited solely and exclusively to the Indemnification Escrow Amount and the Reserve Amount. Notwithstanding anything else to the contrary set forth in this Agreement, the Buyer and its Affiliates shall not have the right or the ability to collect any Damages from the Reserve Amount maintained by the Seller in accordance with Section 6.2(a) unless and until there are no remaining funds held in the Indemnification Escrow Amount pursuant to the Escrow Agreement.
     (d) Except with respect to claims based on fraud and claims for equitable relief, after the Closing, the rights of the Indemnified Parties under this Article VII and the Escrow Agreement shall be the sole and exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement, any Ancillary Agreement or any other agreement or instrument furnished by one Party to another Party under this Agreement.
     (e) For the avoidance of doubt, the M&T Escrow Amount shall be used only in accordance with the provisions of Section 6.3 and the provisions of the Escrow Agreement relating to the M&T Agreement and the M&T Escrow Amount. Accordingly, the Parties acknowledge and agree that the

Buyer and its Affiliates shall have no right to (i) make any claims against the M&T Escrow Amount for claims against Seller and its Affiliates under this Article VII for Damages and (ii) set-off any amounts payable from the M&T Escrow Amount against any claims against Seller and its Affiliates under this Article VII for Damages.
     7.6. Treatment of Indemnity Payments. Any payments made to an Indemnified Party pursuant to this Article VII or pursuant to the Escrow Agreement shall be treated as an adjustment to the Purchase Price for tax purposes.
ARTICLE VIII. TERMINATION
     8.1. Termination of Agreement. The Parties may terminate this Agreement prior to the Closing, as provided below:
(a)	the Parties may terminate this Agreement by mutual written consent;

(b)	the Buyer may terminate this Agreement by giving written notice to the Seller in the event the Seller is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clauses (a) or (b) of Section 5.1 not to be satisfied and (ii) is not cured within 20 days following delivery by the Buyer to the Seller of written notice of such breach;

(c)	the Seller may terminate this Agreement by giving written notice to the Buyer in the event the Buyer is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clauses (a) or (b) of Section 5.2 not to be satisfied and (ii) is not cured within 20 days following delivery by the Seller to the Buyer of written notice of such breach;

(d)	the Buyer may terminate this Agreement by giving written notice to the Seller if the Closing shall not have occurred on or before January 31, 2006 by reason of the failure of any condition precedent under Section 5.1 (unless the failure results primarily from a breach by the Buyer of any representation, warranty or covenant contained in this Agreement); or

(e)	the Seller may terminate this Agreement by giving written notice to the Buyer if the Closing shall not have occurred on or before January 31, 2006 by reason of the failure of any condition precedent under Section 5.2 (unless the failure results primarily from a breach by the Seller of any representation, warranty or covenant contained in this Agreement).
     8.2. Effect of Termination. If any Party terminates this Agreement pursuant to Section 8.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of a Party for breaches of this Agreement prior to such termination).

ARTICLE IX. DEFINITIONS
     For purposes of this Agreement, each of the following terms shall have the meaning set forth below.
     “AAA” shall mean the American Arbitration Association.
     “Acquired Assets” shall mean all of the assets, properties and rights of the Seller other than the Excluded Assets existing as of the Closing, including:
(a)	all trade and other accounts receivable, including the accounts receivable relating to the acquired maintenance renewals set forth on Schedule 1.1(a) hereto, and notes and loans receivable that are payable to the Seller, and all rights to unbilled amounts for products delivered or services provided, together with any security held by the Seller for the payment thereof;

(b)	all inventories of raw materials, work in process, finished goods, supplies, packaging materials, spare parts and similar items, wherever located, including consignment inventory and inventory held on order or in transit;

(c)	all computers, machinery, equipment, tools and tooling, furniture, fixtures, supplies, leasehold improvements, motor vehicles and other tangible personal property;

(d)	all Intellectual Property;

(e)	all rights under Assigned Contracts;

(f)	all prepaid royalties attributable to the Allaire Software OEM Agreement dated March 30, 2000 to which the Company is a party, all prepaid maintenance, and all claims, causes of action, choses in action, rights of recovery, rights of setoff and rights of recoupment;

(g)	all Permits; and

(h)	all books, records, accounts, ledgers, files, documents, correspondence, lists (including customer and prospect lists), manufacturing and procedural manuals, Intellectual Property records, sales and promotional materials, studies, reports and other printed or written materials, other than the items described in clause (b) of the definition of Excluded Assets.
     “Affiliate” shall mean any affiliate, as defined in Rule 12b-2 under the Securities Exchange Act of 1934.
     “Agreed Amount” shall mean part, but not all, of the Claimed Amount.
     “Ancillary Agreements” shall mean the Escrow Agreement, the bill of sale and other instruments of conveyance referred to in Section 1.5(b)(iii), and the instrument of assumption and other instruments referred to in Section 1.5(b)(iv).
     “Appraisal” shall have the meaning set forth in Section 1.6.
     “Arbitrator” shall have the meaning set forth in Section 7.3(e).

     “Assigned Contracts” shall mean any contracts, agreements or instruments to which the Seller is a party, including any agreements or instruments securing any amounts owed to the Seller, any leases or subleases of real property, any employment contracts and any licenses or sublicenses relating to Intellectual Property; provided that the term “Assigned Contracts” shall not include (A) the Lease dated December 24, 2003 between the Seller and IL-Civic Opera Building, LLC, (B) the Lease dated September 19, 2000 between the Seller and BRE/CBL, LLC or (C) any contracts, agreements or instruments listed on Schedule 1.1(b) hereto.
     “Assumed Liabilities” shall mean all of the following liabilities of the Seller:
(a)	all obligations of the Seller arising after the Closing under the Assigned Contracts; and

(b)	all obligations of the Seller to its customers for the repair, replacement or return of products manufactured or sold in the Ordinary Course of Business prior to the Closing, but only to the extent that (i) such obligations are not the subject of claims or litigation required to be disclosed in Section 2.14 of the Disclosure Schedule and (ii) the cost to the Buyer of fulfilling such obligations does not exceed the reserve therefor set forth in the Most Recent Balance Sheet.
     “Buyer” shall have the meaning set forth in the first paragraph of this Agreement.
     “Buyer Certificate” shall mean a certificate, executed by the Chief Executive Officer and President and the Vice President and Chief Financial Officer of the Buyer, to the effect that each of the conditions specified in clauses (a) through (c) (insofar as clause (c) relates to Legal Proceedings involving the Buyer) of Section 5.2 is satisfied in all respects.
     “Claimed Amount” shall mean the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party.
     “Claim Notice” shall mean written notification that contains (a) a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (b) a statement that the Indemnified Party is entitled to indemnification under Article VII for such Damages and a reasonable explanation of the basis therefor, and (c) a demand for payment in the amount of such Damages.
     “Closing” shall mean the closing of the transactions contemplated by this Agreement.
     “Closing Date” shall mean the date two business days after the satisfaction or waiver of all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery at the Closing of any of the documents set forth in Article V), or such other date as may be mutually agreeable to the Parties.
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Commercial Rules” shall mean the Commercial Arbitration Rules of the AAA.
     “Controlling Party” shall mean the Party controlling the defense of any Third Party Action.
     “Customer Deliverables” shall mean (a) the products that the Seller (i) currently manufactures, markets, sells or licenses, or (ii) has manufactured, marketed, sold or licensed since July 1, 2003, or (iii) currently plans to manufacture, market, sell or license in the future and (b) the services that the Seller (i) currently provides, (ii) has provided since July 1, 2003, or (iii) currently plans to provide in the future.

     “Damages” shall mean any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, reasonable costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other reasonable expenses of litigation, arbitration or other dispute resolution proceedings relating to a Third Party Action or an indemnification claim under Article VII), other than those costs and expenses of arbitration of a Dispute which are to be shared equally by the Indemnified Party and the Indemnifying Party as set forth in Section 7.3(e)(vi).
     “Disclosure Schedule” shall mean the disclosure schedule provided by the Seller to the Buyer on the date hereof and accepted in writing by the Buyer.
     “Dispute” shall mean the dispute resulting if the Indemnifying Party in a Response disputes its liability for all or part of the Claimed Amount.
     “Employee Benefit Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.
     “Employee Claim” shall mean the several claims against the Company filed with the Equal Employment Opportunity Commission by Alice M. Preuninger.
     “Environmental Law” shall mean any federal, state or local law, statute, rule, order, directive, judgment, Permit or regulation or the common law relating to the environment, occupational health and safety, or exposure of Persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (a) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (b) air, water and noise pollution; (c) groundwater and soil contamination; (d) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (e) transfer of interests in or control of real property that may be contaminated; (f) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (g) the protection of wild life, marine life and wetlands, and endangered and threatened species; (h) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (i) health and safety of employees and other individuals. As used above, the term “release” shall have the meaning set forth in the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     “Escrow Agreement” shall mean an escrow agreement in substantially the form attached hereto as Exhibit A.
     “Escrow Agent” shall mean American Stock Transfer & Trust Company.

     “Escrow Fund” shall mean the fund established pursuant to the Escrow Agreement and includes each of the Indemnification Escrow Amount and the M&T Escrow Amount paid by the Buyer to the Escrow Agent at the Closing pursuant to Section 1.4.
     “Excluded Assets” shall mean the following assets of the Seller:
(a)	all cash, short-term investments, deposits, interest receivable, bank accounts and similar assets;

(b)	the general books of account and books of original entry that comprise the Seller’s Tax records (including Tax returns), books and records that the Seller is required to retain pursuant to any applicable law, books and records that relate exclusively to the Excluded Assets and the Retained Liabilities, the personnel files and all other materials relating to the Employee Claims and all books and records relating to or comprising the Seller’s corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books and other documents relating to the organization and existence of the Seller as a corporation;

(c)	all rights relating to refunds, recovery or recoupment of Taxes;

(d)	any of the rights of the Seller under this Agreement or under the Ancillary Agreements;

(e)	the deposits associated with the Leases listed on Section 2.10(b) of the Disclosure Schedule;

(f)	all prepaid items other than (i) prepaid royalties attributable to the Allaire Software OEM Agreement dated March 30, 2000 to which the Company is a party and (ii) prepaid maintenance;

(g)	all insurance policies of the Seller, as well as all proceeds that may be payable thereunder;

(h)	all rights of the Seller in and with respect to the assets associated with its Employee Benefit Plans;

(i)	the Lease dated December 24, 2003 between the Seller and IL-Civic Opera Building, LLC;

(j)	the Lease dated September 19, 2000 between the Seller and BRE/CBL, LLC; and

(k)	the other assets listed on Schedule 1.1(b) attached hereto.
     “Expected Claim Notice” shall mean a written notice that, as a result of a legal proceeding instituted by or written claim made by a third party, an Indemnified Party reasonably expects to incur Damages for which it is entitled to indemnification under Article VII, which written notice shall also include (i) to the extent then known, a description of the Damages reasonably expected to be incurred by such Indemnified Party in good faith and the Claimed Amount of such Damages, to the extent then known, (ii) a brief explanation of the basis for such indemnification under Article VII, and (iii) a copy of any documentation relating to such legal proceeding or written claim.

     “Financial Statements” shall mean:
(a)	the audited balance sheets and statements of income, changes in stockholders’ equity and cash flows, including the footnotes thereto, of the Seller as of, and for the fiscal years ended, June 30, 2004 and 2005, which shall be in compliance with Regulation S-X promulgated by the Securities and Exchange Commission, and

(b)	the Most Recent Balance Sheet and the unaudited statements of income, changes in stockholders’ equity and cash flowsfor the three months ended as of September 30, 2005.
     “FIRPTA Affidavit” shall have the meaning set forth in Section 4.7.
     “GAAP” shall mean United States generally accepted accounting principles.
     “Governmental Entity” shall mean any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.
     “Indemnified Party” shall mean a Party entitled, or seeking to assert rights, to indemnification under Article VII of this Agreement.
     “Indemnifying Party” shall mean the Party from whom indemnification is sought by the Indemnified Party.
     “Intellectual Property” shall mean all:
(a)	patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations;

(b)	trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof;

(c)	copyrights and registrations and applications for registration thereof;

(d)	computer software, data and documentation;

(e)	inventions, trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information;

(f)	other proprietary rights relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions); and

(g)	copies and tangible embodiments thereof.
     “Internal Systems” shall mean the internal systems of the Seller that are used in its business or operations, including computer hardware systems, software applications and embedded systems; provided, however, that, notwithstanding the foregoing, the term “Internal Systems” shall not include off-the-shelf software programs licensed by the Seller pursuant to “shrink wrap” licenses.

     “Lease” shall mean any lease or sublease pursuant to which the Seller leases or subleases from another Person any real property.
     “Legal Proceeding” shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator.
     “Lexington Office” shall mean the premises leased by the Seller pursuant to the Lease dated December 2, 1999 between the Seller and Lexington Corporate Center Associates, LLC.
     “M&T Agreement” shall mean the Master Software Term License Agreement between the Seller and Manufacturers and Traders Trust Company, dated April 1, 2005, as the same is amended, restated or otherwise modified on or after the Closing Date.
     “Materials of Environmental Concern” shall mean any: pollutants, contaminants or hazardous substances (as such terms are defined under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any law, statute, rule, regulation, order, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.
     “Most Recent Balance Sheet” shall mean the unaudited balance sheet of the Seller as of September 30, 2005.
     “Non-controlling Party” shall mean the Party not controlling the defense of any Third Party Action.
     “Open Source Materials” shall mean all software or other material that is distributed as “free software,” “open source software” or under a similar licensing or distribution model, including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD Licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License.
     “Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).
     “Party” shall mean the Buyer, the Seller or the Stockholder Representative, and “Parties” shall mean the Buyer, the Seller and the Stockholder Representative.
     “Permits” shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).
     “Person” shall mean any corporation, limited or general partnership, limited liability company, trust, unincorporated association, any other entity or organization, Governmental Entity, or an individual.
     “Purchase Price” shall mean the purchase price to be paid by the Buyer for the Acquired Assets at the Closing, as set forth in Section 1.3.
     “Reasonable Best Efforts” shall mean best efforts, to the extent commercially reasonable.

     “Requisite Stockholder Approval” shall mean the approval of the execution of this Agreement by the Seller, including the sale of assets of the Seller as contemplated by this Agreement, by such number of votes represented by the outstanding shares of capital stock of the Seller entitled to vote thereon as is required under the Delaware General Corporation Law, the Seller’s certificate of incorporation and by-laws and any other contract or agreement to which the Seller is a party.
     “Response” shall mean a written response containing the information provided for in Section 7.3(c).
     “Retained Liabilities” shall mean any and all liabilities or obligations (whether known or unknown, absolute or contingent, liquidated or unliquidated, due or to become due and accrued or unaccrued, and whether claims with respect thereto are asserted before or after the Closing) of the Seller that are not Assumed Liabilities. The Retained Liabilities shall include all liabilities and obligations of the Seller:
(a)	for income, transfer, sales, use or other Taxes arising in connection with the consummation of the transactions contemplated by this Agreement (including any income Taxes arising as a result of (i) the transfer by the Seller to the Buyer of the Acquired Assets or (ii) the Seller having deferred gain on any “deferred intercompany transaction” (within the meaning of Treasury Regulation §1.1502-13)), except for those Taxes borne by the Buyer pursuant to Section 6.4;

(b)	except as otherwise provided in Sections 1.5(b)(vi) and 10.11, for costs and expenses incurred in connection with this Agreement or the consummation of the transactions contemplated by this Agreement;

(c)	under this Agreement or the Ancillary Agreements;

(d)	for any Taxes (other than Taxes arising out of the Acquired Assets and relating to any Tax period (or portion thereof) beginning after the Closing Date), including deferred taxes or taxes measured by income of the Seller earned prior to the Closing, any liabilities for federal or state income tax and FICA taxes of employees of the Seller that the Seller is legally obligated to withhold, any liabilities of the Seller for employer FICA and unemployment taxes incurred, and any liabilities of the Seller for sales, use or excise taxes or customs and duties;

(e)	under any agreements, contracts, leases or licenses that are listed on Schedule 1.1(b);

(f)	arising prior to the Closing under the Assigned Contracts, and all liabilities for any breach, act or omission by the Seller prior to the Closing under any Assigned Contract, except to the extent set forth in clause (b) of the definition of Assumed Liabilities;

(g)	for repair, replacement or return of products manufactured or sold prior to the Closing, except to the extent set forth in clause (b) of the definition of Assumed Liabilities;

(h)	arising out of events, conduct or conditions existing or occurring prior to the Closing that constitute a violation of or non-compliance with any law, rule or regulation (including Environmental Laws), any judgment, decree or order of any Governmental Entity, or any Permit or that give rise to liabilities or obligations with respect to Materials of Environmental Concern;

(i)	subject to the provisions of Section 6.9, to pay severance benefits to any employee of the Seller whose employment is terminated (or treated as terminated) in connection with the consummation of the transactions contemplated by this Agreement, and all liabilities resulting from the termination of employment of employees of the Seller prior to the Closing that arose under any federal or state law or under any Employee Benefit Plan established or maintained by the Seller;

(j)	to indemnify any Person by reason of the fact that such Person was a director, officer, employee, or agent of the Seller or was serving at the request of the Seller as a partner, trustee, director, officer, employee, or agent of another Person (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise);

(k)	injury to or death of individuals or damage to or destruction of property occurring prior to the Closing (including any workers compensation claim); and

(l)	for medical, dental and disability (both long-term and short-term benefits), whether insured or self-insured, owed to employees or former employees of the Seller based upon (i) exposure to conditions in existence prior to the Closing or (ii) disabilities existing prior to the Closing (including any such disabilities that may have been aggravated following the Closing).
     “Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation and (c) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of the Seller and not material to the Seller.
     “Seller” shall have the meaning set forth in the first paragraph of this Agreement.
     “Seller Certificate” shall mean a certificate, executed by the President and Chief Executive Officer, and the Vice President and Chief Financial Officer of the Seller, to the effect that (i) each of the conditions specified in clauses (a) through (c) (insofar as clause (c) relates to Legal Proceedings involving the Seller) of Section 5.1 is satisfied in all respects and (ii) the Seller has not received any payment with respect to any of the amounts set forth on Schedule 1.1(a) hereto.
     “Seller Intellectual Property” shall mean the Intellectual Property owned by or licensed to the Seller and covering, incorporated in, underlying or used in connection with the Customer Deliverables or the Internal Systems.
     “Seller MAE” shall mean any material adverse change or event with respect to, or material adverse effect on, (a) the business, assets, liabilities, condition (financial or other), or results of operations of the Seller or (b) the ability of the Seller to consummate the transactions contemplated by this Agreement. For the avoidance of doubt, the Parties agree that the terms “material,” “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Seller MAE.
     “Seller Officers” shall mean the President and Chief Executive Officer, the Vice President and Chief Financial Officer, the Vice President, Financial Services and Chief Marketing Officer, the Vice President of Engineering and Chief Technology Officer, the Vice President of Business Development and the Vice President of Professional Services of the Seller, and any officers of the Seller succeeding to the responsibilities of such officers after the date hereof.

     “Seller Plan” shall mean any Employee Benefit Plan maintained, or contributed to, by the Seller.
     “Software” shall mean any of the software owned by the Seller.
     “Stockholder Representative” shall mean Robert G. Hiss or any subsequent representative of the stockholders of the Seller (a) appointed by Mr. Hiss or by any other Stockholder Representative or (b) after the death or incapacity of a Stockholder Representative, elected by individuals and entities that held a majority of the Seller’s capital stock (on an as-converted-to-common-stock-basis) immediately prior to the Closing.
     “Taxes” shall mean all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.
     “Tax Returns” shall mean all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.
     “Third Party Action” shall mean any suit or proceeding by a person or entity other than a Person for which indemnification may be sought by a Party under Article VII.
ARTICLE X. MISCELLANEOUS
     10.1. Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of both the Seller and the Buyer, provided that any Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide each of them with a copy of the proposed disclosure prior to making the disclosure).
     10.2. No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
     10.3. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, with respect to the subject matter hereof, including the letter agreement dated as of October 31, 2005 between the Buyer and the Seller, as amended. The Non-Disclosure Agreement between the Buyer and the Seller, dated as of October 12, 2005, shall survive the execution of this Agreement.
     10.4. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign any of its rights or delegate any of its performance obligations hereunder without the prior written approval of the other Party; provided that (i) the Buyer may assign this Agreement and some or all of its rights, interests or obligations hereunder to one or more Affiliates of the Buyer so long as, in each case, the Buyer remains bound by the terms and conditions of this Agreement; and (ii) the Seller may assign this Agreement and some or all of its rights, interests or obligations hereunder to a liquidating trust whereby the liquidating trustee shall exercise the rights of the Seller pursuant to this Agreement and the liquidating trust shall be bound by the Seller’s rights and obligations hereunder. Any purported assignment of this Agreement and/or the rights or delegation of performance obligations in violation of this Section 10.4 is void.
     10.5. Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.
     10.6. Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
     10.7. Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Seller:	Copy to:

MarketSoft Software Corporation 13 Corcoran Road Burlington MA 01803 Fax: 781.750.8776 Attn: Mark Solitro	Goodwin Procter LLP Exchange Place 53 State Street Boston, MA 02109 Fax: 617.523.1231 Attention: Kenneth J. Gordon

If to the Stockholder Representative:	Copy to:

Robert G. Hiss 273 Adams Street Milton, MA 02186 Fax: 617.696.4121	Goodwin Procter LLP Exchange Place 53 State Street Boston, MA 02109 Fax: 617.523.1231 Attention: Kenneth J. Gordon

If to the Buyer:	Copy to:

Unica Corporation Reservoir Place North 170 Tracer Lane Waltham, MA 02451 Fax: 781. 646.5384 Attn: General Counsel	Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, MA 02109 Fax: 617.526.5000 Attention: Mark L. Johnson
     Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, facsimile, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     10.8. Governing Law. All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the Commonwealth of Massachusetts.
     10.9. Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time (either before or after the Closing); provided that any amendment shall be subject to any restrictions contained in the Delaware General Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation, or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
     10.10. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.
     10.11. Expenses. Except as set forth in Section 1.5(b)(vi), Section 1.9, Article VII and the Escrow Agreement, each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.
     10.12. Submission to Jurisdiction. Each Party (a) submits to the jurisdiction of any state or federal court sitting in Boston, Massachusetts in any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements (including any action or proceeding for the enforcement of any arbitral award made in connection with any arbitration of a Dispute hereunder), (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements in any other court; provided in each case that, solely with respect to any arbitration of a Dispute, the Arbitrator shall resolve all threshold issues relating to the validity and applicability of the arbitration provisions of this Agreement, contract validity, applicability of statutes of limitations and issue preclusion, and such threshold issues shall not be heard or determined by such court. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 10.7, provided that nothing in this Section 10.12 shall affect the right of any Party to serve such summons, complaint or other initial pleading in any other manner permitted by law.
     10.13. Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement (including Section 6.1) are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Parties shall be entitled to an injunction or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity. Notwithstanding the foregoing, the Parties agree that if a Dispute is submitted to arbitration in accordance with Section 7.3(d) and Section 7.3(e), then the foregoing provisions of this Section 10.13 shall not apply to such Dispute, and the provisions of Section 7.3(d) and Section 7.3(e) shall govern availability of injunctive relief, specific performance or other equitable relief with respect to such Dispute.
     10.14. Construction.
     (a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.
     (b) Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.
     (c) Any reference herein to “including” shall be interpreted as “including without limitation.”
     (d) Any reference to any Article, Section, paragraph or clause shall be deemed to refer to an Article, Section, paragraph or clause of this Agreement, unless the context clearly indicates otherwise.

     In Witness Whereof, the Parties have executed this Agreement as of the date first above written.

Unica Corporation

By:	/s/ Yuchun Lee

Name: Yuchun Lee
Title: Chief Executive Officer and President

MarketSoft Software Corporation

By:	/s/ Robert G. Hiss

Name: Robert G. Hiss
Title: President & Chief Executive Officer

Robert G. Hiss

/s/ Robert G. Hiss